3

May 30, 2001

Dear Fellow Stockholder and Other Interested Parties:

Although it has only been two months since our last report to you, we have continued to make significant progress as we take the last steps before product introduction of the IMPACTTM Test System. We continue to accomplish a significant number of achievements not visible to the outside world, which are critical for LifePoint, Inc. in moving from a development stage company to a fully integrated commercial entity with revenues and, longer term, profits. It gives me great pleasure to report on our substantial progress across all business areas. Since our last letter in March, the Company has accomplished the following:

  Finalized the selection of and contracts with clinical trial sites and initiated field evaluations in late April.

  Initiated process to file numerous patents around the final instrument and disposable design and unique inventions. We expect to file as many as 10 additional patent applications in this area.

  Initiated reviews for product validation for UL (USA), CSA (Canada), and TUV (European) testing of the IMPACT Test System within the next few weeks, to include EMI and RFI testing to ensure product acceptance in initial target markets.

  Fully completed the transfer of reagent pilot manufacturing to our manufacturing operations from our research and development department.

  Continued the process of manufacturing scale-up and semi-automation, as well as cost reduction efforts on both the disposable cassette and the instrument.

  Finalized master purchase agreements with suppliers and vendors on all critical materials, and completed selection of suppliers for sub-assembly and parts manufacturing.

  Hired a Vice President, North American Sales with proven expertise in developing sales strategies to accelerate sales of diagnostics into non-traditional markets and creating unique sales strategies to develop new, emerging markets.

  Selected marketing pilot sites in the United States and Europe in all initial target markets. The selected sites have great reputations and a commitment to use the IMPACT Test System on a routine basis.

  Completed a private placement financing for $3 million in gross proceeds to the Company as stage one of a two-part financing through Wells Fargo Van Kasper.

Product Development

With the completion of the beta version of the IMPACT Test System, we were able to confirm the final product design and, in late April, initiated field evaluations and in-house studies for FDA submission. The initial data on the chemistries looks excellent and we are excited to see confirmation of our expected results. However, within the last few weeks, we focused on a recent problem with aspiration. e were able to identify a change in the materials being used in the production of our mouthpiece tips. We had validated the supplier and their materials with the usual three pilot lots of material, but they made changes without our knowledge or approval. Our dedicated engineering group and scientists were able to quickly identify the problem and provide several alternate solutions. These solutions require some re-design work, which will take several weeks to complete and then validate. We will then rebuild the field evaluation units and reinitiate the field evaluations, which were halted when the problem developed. The significant efforts of the development team, the cooperation of outside vendors and the help of our clinical investigators allowed us to quickly identify the problem and develop a rapid solution. These efforts to redesign and validate will cause only a four to six-week delay, but we will need to start the field evaluations again. We now anticipate product release late in the third quarter of 2001.

The research department has already initiated development for the additional chemistries that will expand the menu of the IMPACT Test System for drug testing on a worldwide basis as well as in emergency settings, such as prescription drug overdose. We are pleased to announce that we expect to add the drug ecstasy to the test menu with product release. There has been a significant increase in the request for this assay, which is not generally available from other drug test systems, including urine-based test systems. We are also working on benzodiazepines to meet European requirements and, additionally, will be adding barbiturates and tri-cyclic anti-depressants for the emergency room testing for prescription drug overdose.

Intellectual Property

LifePoint continues to build protection for our unique product and technology. We are working with our patent counsel to develop an integrated strategy for the patents to protect our final instrument design, unique inventions and the design of disposables. We expect to file an additional ten patent applications in this final series. As we continue our product development effort and expand our menu and develop additional instruments, we expect to continue to file further applications for worldwide patents.

Regulatory / Quality Assurance

The documentation and quality assurance processes needed to ensure that the IMPACT Test System will meet the US and European medical and legal requirements, as well as ensure that the manufacturing processes will produce a reliable, quality product, are well underway. We have already initiated reviews for product validation for UL (USA), CSA (Canada), and TUV (European) testing of the IMPACT Test System beginning within the next few weeks, and to include EMI and RFI testing to ensure product acceptance in initial target markets.

We initiated field evaluations in late April as well as started the final in-house studies to generate the needed data for product performance claims and for our FDA 510(k) submission. We have seven different sites for our six drug product evaluations (we are adding the drug ecstasy to the menu) and three sites for the alcohol product evaluations

Manufacturing

We remain pleased with the development of our manufacturing capabilities as we continue to meet all milestones. We are excited at the cost savings we expect to achieve based on the actual results of cassette manufacturing and the enhancements being made to the test system instrument.

Cassette production protocols have now been qualified and documented, and we have successfully transferred all reagent manufacturing from Development to Manufacturing. We have completed installation of custom designed equipment for all cassette manufacturing processes, and have also qualified all such equipment. All outside supplier agreements have been completed; we have developed master purchase agreements, with a one-year supply on-hand, for all critical materials. Our quality control system is fully operational, and the Quality Control department staffed and trained. The bottom line is that Manufacturing is now producing all formulations for the disposable cassettes. Scale-up has gone extremely smoothly, which speaks of two things: the quality of our development effort to date and the solid manufacturability of these drug chemistries.

Initial builds of the instruments continue, although we are using the delay from the mouthpiece tip materials to continue to make design improvements and cost reductions. We have begun pilot production and quality testing of subassemblies, including printed circuit boards and laser detection systems, and continue to final assemble other components, such as printers, displays and keyboards. As with the cassettes, production and quality control protocols and procedures are well underway. Full transfer of instrument production into manufacturing will occur in July.

We continue to aggressively pursue cost reduction efforts, including negotiations for materials from selected vendors, multi-cavity molds and implementation of selected automation to reduce labor costs. We have already transitioned several of our initial molds to multi-cavity molds and have developed a schedule for the remainder of our parts. The parts produced from a multi-cavity mold are significantly less expensive than parts from single cavity molds and, along with automation, are a critical step toward reaching our goal of 70 - 80% margins for the disposable cassette. With respect to the instrument, our focus is on part cost reduction prior to the transfer of the instrument manufacturing to our outside manufacturer.

Marketing & Sales

During the last two months, LifePoint has continued to exhibit the IMPACT Test System's technological advantages at numerous meetings attended by industry leaders and potential customers. The Company also is continuing marketing and lobbying activities that will help facilitate the rapid market acceptance of the IMPACT Test System.

LifePoint was invited to make a presentation on the IMPACT Test System and its related technologies to the International Association of Chiefs of Police, Major Cities Chiefs of Police Drug Enforcement (CPDE) Conference and at the Innovative Technologies for Community Correction Conference. We also recently exhibited at the American Occupational Health Conference (AOHC), the European TRAFFEX Expo (Traffic Exposition), the European Technologies for Policing, and the National Law Enforcement Center's Innovative Technology Conference. The rest of June and July are very busy with an additional eight conferences in six short weeks.

We continue to get an excellent reception wherever we present or exhibit and we now have approximately 1500 sales leads from potential United States customers who are interested in trying and buying our product. We have initiated the process of pilot site selection for the industrial and law enforcement markets and, needless to say, we have more volunteers that we need. We are targeting sites that have national recognition, excellent reputations, and are probable customers on the completion of the marketing pilots. Some of the sites we have selected so far have the following profiles:

Industrial: 1) a nationally recognized food producer and distributor located in the Midwest, 2) a geographically dispersed restaurant chain, 3) a well-known, very large national service provider with over 200-owned sites that provide drug testing services to employers, and 4) a national third party administrator (TPA) (for drug testing) that currently uses a saliva-based drug test but is dissatisfied with the test results.

Law Enforcement: 1) a large commercial provider of privatized probation services and drug testing services to drug courts, 2) a nationally known organization that is used by law enforcement as a clearing house for evaluating new technologies in law enforcement, 3) the crime lab in a large US state, in conjunction with the world-renowned highway patrol from the same state, 4) a nationally-recognized drug court that is a mentor court (new drug courts use them as a model), and 5) a government agency that evaluates new products and technologies.

Europe: 1) a country that has selected LifePoint as the only product to evaluate for a law enforcement tool for drug-based driving DUI, 2) a large city police department in a second country for drug DUI, and 3) a country-wide epidemiological study of multiple drug use addicts.

It remains clear that Europe is well ahead of the United States in recognizing the value of saliva-based drug testing for DUI. Now with our strategic marketing partner for the law enforcement market, CMI, Inc., we can quickly maximize on this opportunity.

LifePoint is continuing our lobbying effort to ensure rapid acceptance of the product. We are continuing to work with the National Alliance for Model State Drug Laws in the drafting of new model state drug laws incorporating the use of oral fluids for drug and alcohol testing. These model laws will be distributed to those states that require a change. We continue to firmly believe that our product will become evidentiary in law enforcement. The product meets the evidentiary requirements as stipulated by the Frye and Daubert standards, providing quantitative results that correlate with the currently accepted methods, corroborated by independent investigators.

The development of marketing and sales tools is well underway. We will have extensive product launch programs and materials in all relevant initial target markets, including advertising, direct mailand sales aids. We have also initiated efforts for a national and European public relations effort focused on the launch of our products into the initial test markets.

We hired an excellent Vice President, North American Sales, Jim Canfield. With 20 years of sales and marketing experience, including extensive medical diagnostic expertise from Baxter International and Abbott Laboratories, Mr. Canfield has a proven track record of developing creative sales strategies for the establishment of diagnostics in non-traditional markets and new, emerging markets. With the expected release of the IMPACT Test System shortly, Jim's market and technology knowledge, proven creativity in developing new approaches, and his proven capability to exceed aggressive sales objectives will help ensure that LifePoint can achieve rapid market acceptance and exponential sales growth.

Financing Activities

To proactively fuel our growth, and to bridge the cash requirement from product release until profitability, the Company initiated efforts to raise capital a few months ago, as had been previously indicated. We selected Wells Fargo Van Kasper, a national firm, as our investment banker and initiated efforts for a private placement or a public offering.

On March 31, 2001, LifePoint completed a private placement for 75,000 shares of Series B Preferred Stock, convertible to LifePoint Common Stock at $4.00 per share. We are now finalizing the second stage of this financing, which is expected to close shortly and raise an additional $10 million for a total of $13 million. The full details will appear in our Annual Report on Form 10-K, which will be filed with the SEC in June.

Investment Community Activities

We are pleased that we have continued to present our company at numerous high-profile investment forums, including the Investment Expo in New York, the Emerging Medical Technology Companies - West in San Francisco, and the National Investment Banker Association in Newport Beach, California. This significant increase in visibility for the Company in front of potential large stockholders should, over time, be beneficial to our stock. You can see and hear several of these presentations on our website at www.LifePointInc.com.

The management and employees of LifePoint continue to make the strong commitment to reach our collective goals. The management team remains confident that the Company's activities will continue to culminate in added value for the stockholders and remains secure about the prospect, progress and future of LifePoint.

Please visit our website at www.LifePointInc.com to review the latest information. I look forward to keeping you informed of our progress throughout the coming year.

We thank you for your continuing support and loyalty.

Sincerely,

Linda H. Masterson

Chairman of the Board, President and CEO